Exhibit 99.1

Garrett Motion Amends Terms of Series B Preferred Stock

October 1, 2021

Reducing leverage by repayment of $213 million Series B; Improving flexibility by deferring Series B put option until December 31, 2022

ROLLE, Switzerland, Sept. 30, 2021 (GLOBE NEWSWIRE) — Garrett Motion Inc. (Nasdaq: GTX), a leading, differentiated technology provider for the automotive industry, today announced it has amended and restated the Certificate of Designations of the Series B Preferred Stock (the “Series B”) that results in de-leveraging and improved balance sheet flexibility.

Upon completion of its financial restructuring on April 30, 2021, Garrett issued the Series B to an affiliate of Honeywell International Inc. (“Honeywell”). The present value of the Series B reflects a 7.25% discount rate on the remaining scheduled payments. The present value on the Series B was $585 million on June 30, 2021 and will be approximately $613 million as of January 1, 2022. Honeywell remains the only holder of the Series B shares.

Series B holders currently have the right to require Garrett to repurchase all of the Series B shares if Garrett’s consolidated trailing 12-month adjusted EBITDA exceeds $600 million for two consecutive fiscal quarters. Under the terms of the amendment, the Series B holders have agreed to defer their right to require Garrett to repurchase all of the Series B shares until December 31, 2022.

In connection with the amendment, Garrett will partially redeem the Series B shares prior to the end of the first quarter of 2022, resulting in a cash payment of approximately $213 million as of January 1, 2022. Following this payment, the present value of the remaining scheduled redemption payments on the Series B shares will be approximately $400 million. All other material terms and conditions of the Series B remain unchanged, including the scheduled redemption payment by Garrett of $34.8 million due April 30, 2022.

“This important de-leveraging event is a first step in working towards normalizing and improving Garrett’s capital structure post emergence as we continue to focus on the transformation of the global powertrain landscape,” said Olivier Rabiller, Garrett President and Chief Executive Officer. “Postponing the Series B put option until the end of 2022, at the earliest, provides us with additional flexibility to optimize our capital deployment strategy. We remain focused on utilizing our financial position to pursue organic and inorganic growth opportunities that we believe will drive long-term shareholder value.”

In addition, pursuant to the terms of the Series B, Darius Adamczyk has been replaced as Honeywell’s designee on Garrett’s Board of Directors now that the company has successfully completed its Chapter 11 restructuring and implemented its new capital structure. Honeywell has designated Tina Pierce, Vice President and Chief Financial Officer of Honeywell’s Performance Materials and Technologies segment, to replace Mr. Adamczyk, effective as of September 30, 2021.

Daniel Ninivaggi, Garrett’s Chairman of the Board, stated, “Darius has been instrumental in the development of the company’s strategic plan post emergence. His contributions have helped shape our strategic direction as the automotive industry transforms and we look forward to working with Tina Pierce, Honeywell’s designated board replacement.”

About Garrett Motion Inc.

Garrett Motion is a differentiated technology leader, serving customers worldwide for more than 65 years with passenger vehicle, commercial vehicle, aftermarket replacement and performance enhancement solutions. Garrett’s cutting-edge technology enables vehicles to become safer, more connected, efficient and environmentally friendly. Our portfolio of turbocharging, electric boosting and automotive software solutions empowers the transportation industry to redefine and further advance motion. For more information, please visit www.garrettmotion.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of fact, that address activities, events or developments that we or our management intend, expect, project, believe or anticipate will or may occur in the future are forward-looking statements including without limitation our statements regarding the impact of the COVID-19 pandemic on Garrett’s business, financial results and financial conditions, industry trends, Garrett’s strategy, Garrett’s capital structure following emergence from the Chapter 11 process, early redemption of the Series B Preferred Stock and changes to Garrett’s board of directors. Although we believe forward-looking statements are based upon reasonable assumptions, such statements involve known and unknown risks, uncertainties, and other factors, which may cause the actual results or performance of Garrett to be materially different from any future results or performance expressed or implied by such forward-looking statements. Such risks and uncertainties include but are not limited to those described in our annual report on Form 10-K for the year ended December 31, 2020, and our quarterly report on Form 10-Q for the three months ended June 30, 2021, as well as our other filings with the Securities and Exchange Commission, under the headings “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.” You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this document. Forward-looking statements are not guarantees of future performance, and actual results, developments and business decisions may differ from those envisaged by our forward-looking statements.

Contacts:

MEDIA	INVESTOR RELATIONS
Michael Cimini	Paul Blalock
Garrett Motion Inc.	Garrett Motion Inc.
+1 973 216-3986	+1 862 812-5013
michael.cimini@garrettmotion.com	paul.blalock@garrettmotion.com